Exhibit 99.1

WJ Communications	Investor Relations Contacts:
Fred Krupica	Chris Danne, Rakesh Mehta
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6261	415-217-7722
fred.krupica@wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications to Acquire Wireless Infrastructure Business and
Associated Assets from EiC Corporation

Acquisition to Expand WJ Communications’ Leading RFIC Product Portfolio
And Add Significant IP and In Process R&D to Enhance High Power Amplifier Line

June 4, 2004, San Jose, CA – WJ Communications, Inc. (Nasdaq: WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced a definitive agreement to acquire the wireless infrastructure business and associated assets of privately-held EiC Corporation (EiC) of Fremont, CA.  EiC designs, develops, manufactures and sells proprietary radio frequency integrated circuits (RFICs) primarily for wireless communications products.

EiC presently markets and sells a broad portfolio of power amplifier products for wireless infrastructure such as cellular, PHS and PAS base stations, repeaters, wireless LAN’s, cable television, and optical networks.

Under the terms of the agreement, WJ Communications will pay approximately $12.5 million in cash and stock for the assets being acquired from of EiC.  Additionally, if the EiC operations achieve certain revenue and margin targets over a 24 month period, EiC will receive further compensation of up to $14 million in a combination of stock and cash.  The acquisition of EiC is subject to customary closing conditions and is expected to close within 30 days.

“This acquisition further enhances WJ’s strategy of offering customers what we believe is the leading infrastructure RFIC product portfolio in the industry,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications.  “EiC’s respected product family is an excellent complement to our market leading products and we believe we can synergistically ramp WJ’s revenues by introducing this product family to WJ’s wider range of leading customers.  Including the effects of synergy revenues, we expect the acquisition to contribute $8 to $10 million in revenues over the next twelve months, while also significantly expanding our addressable market and accelerating the continuing roll out of our high power amplifiers through the acquisition of significant IP and in process R&D.  The highly experienced team of experts coming to WJ from EiC will be instrumental in helping us accomplish our goals as we grow our RFIC business in the coming years.”

As part of the acquisition WJ Communications has acquired rights to the following assets from EiC:

•                  its leading line of RFICs for the wireless infrastructure market

•                  intellectual property, patents and patents pending

•                  certain raw materials, work in process and finished goods inventory

•                  all of the infrastructure business assets including high reliability 5V,12V, and 28V HBT semiconductor processes

“An integral part of the acquisition is our focus on achieving scale and improving our overall profitability,” added Dr. Farese.  “We are on track to achieve EBITDA profitability by the end of the year and believe this acquisition will allow us to further improve our long term business model.  Through this acquisition, we expect to achieve additional scale and improving operating margins.  Moving forward we will evaluate the best combination of internal and outsourced production to ensure the best long-term business model for the Company to meet our stated goal of 55% or greater gross margins and profitability.”

WJ Communications will host a conference call at 12:00 P.M. Eastern time (9:00 A.M. Pacific time) today to discuss this announcement.  For parties in the United States and Canada, call 800-240-2430 to access the conference call.  International parties can access the call at 303-262-2211.  Additionally, WJ Communications will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.wj.com). The webcast will be archived for a period of 30 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Sunday, June 6, 2004 at 7:00 p.m. ET. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 581704.  International parties should call 303-590-3000 and enter pass code 581704.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions, the closing of the proposed acquisition, the integration and future performance of the business to be acquired, future performance of the RFIC business including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.